                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                   FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               ------------------


                        Date of Report: February 11, 2003

                              PRESIDION CORPORATION
                              ---------------------
               (Exact Name of Registrant as Specified in Charter)



          FLORIDA                    000-3149                     65-0832987
          -------                    --------                     ----------
(State or other jurisdiction        (Commission                 (IRS Employer
     of incorporation)             File Number)              Identification No.)


755 WEST BIG BEAVER, SUITE 1700, TROY, MICHIGAN                    48084
-----------------------------------------------                    -----
(Address of principal executive offices)                        (Zip code)

Registrant's telephone number, including area code:           (248) 269-9600
                                                              --------------



                             MEDIABUS NETWORKS, INC.
                            2900 Delk Road, Suite 700
                                     PMB 113
                               Marietta, GA 30067
                         -------------------------------
                  (Former Name of Registrant or Former Address,
                          If Changed Since Last Report)

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         On February 11, 2003, MediaBus Networks, Inc. ("MediaBus") acquired 100% of the outstanding common stock of Presidion Solutions, Inc. for 84,749,980 shares of common stock of MediaBus, representing an 87.5% ownership interest in MediaBus. At the time of this transaction, Presidion Solutions, Inc. became a wholly owned subsidiary of MediaBus. Immediately prior to this transaction, MediaBus was a publicly traded development stage company with no business operations. Accordingly, this transaction has been accounted for as a reverse acquisition with Presidion Solutions, Inc. as the accounting acquirer. On February 28, 2003, MediaBus changed its name to Presidion Corporation ("Presidion") and changed its year end to December 31 from June 30. Presidion is filing the financial statements required by Regulation S-X as a result of the merger with this amended Form 8-K/A.

(a)  FINANCIAL STATEMENTS


PRESIDION SOLUTIONS, INC. FINANCIAL STATEMENTS

Report of Independent Auditors                                                                              F-1

Consolidated Balance Sheets as of December 31, 2002 and 2001                                                F-2

Consolidated Statements of Operations for the years ended December 31, 2002 and 2001                        F-4

Consolidated Statements of Stockholders' Equity for the years ended December 31, 2002 and 2001              F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2002 and 2001                        F-6

Notes to Financial Statements                                                                               F-7



(b)  PRO FORMA FINANCIAL INFORMATION

        As MediaBus had no business operations prior to this transaction, pro forma financial information has not been presented in relation to this transaction.

(c)  EXHIBITS

        None.

                         Report of Independent Auditors


Stockholders and Board of Directors
Presidion Solutions, Inc.

We have audited the accompanying consolidated balance sheets of Presidion Solutions, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Presidion Solutions, Inc. at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2, on January 1, 2002, the Company changed its method of accounting for goodwill and other intangibles.

                                                           /s/ Ernst & Young LLP

Detroit, Michigan
June 23, 2003

                          Presidion Solutions, Inc.

                         Consolidated Balance Sheets


                                                                                                             DECEMBER 31,
                                                                                                       2002                 2001
                                                                                                    -----------          -----------
Assets
Current assets:
 Cash and cash equivalents                                                                          $   515,620          $   192,317
 Accounts receivable, less allowance for doubtful
   accounts of $130,000 and $425,000                                                                 17,363,795           15,789,298
 Notes receivable                                                                                       944,443              854,881
 Accounts receivable, affiliates                                                                      1,586,885              418,050
 Deferred income taxes                                                                                1,295,000              976,017
 Deposits                                                                                            14,034,098            4,591,533
 Prepaid expenses and other current assets                                                            1,282,625              277,199
                                                                                                    -----------          -----------
Total current assets                                                                                 37,022,466           23,099,295





Property and equipment, net of accumulated
 depreciation of $1,618,949 and $231,509 respectively                                                 2,223,743            1,097,858



Other assets:
 Restricted cash                                                                                        120,000              120,000
 Notes receivable                                                                                     1,116,006            1,176,476
 Accounts receivable, affiliates                                                                           --                150,000
 Deferred income taxes                                                                                1,701,000              224,240
 Client contracts acquired, net of accumulated amortization of $466,535                               1,132,946                 --
 Goodwill                                                                                            14,706,191            9,174,934
                                                                                                    -----------          -----------
Total other assets                                                                                   18,776,143           10,845,650
                                                                                                    -----------          -----------
Total assets                                                                                        $58,022,352          $35,042,803
                                                                                                    ===========          ===========


See accompanying notes.

                          Presidion Solutions, Inc.

                         Consolidated Balance Sheets


                                                                                                             DECEMBER 31,
                                                                                                    2002                    2001
                                                                                                 -----------             -----------
Liabilities and stockholders' equity
Current liabilities:
 Bank line of credit                                                                             $ 5,235,939             $ 3,030,000
 Drafts outstanding                                                                                4,837,537               1,845,963
 Accounts payable                                                                                  1,987,860                 593,037
 Accrued compensation and benefits                                                                17,352,934              11,934,515
 Accrued workers' compensation premiums                                                            1,951,644               2,210,247
 Other accrued liabilities                                                                         1,751,085                 450,144
 Current portion of workers' compensation reserve                                                  5,539,903               1,060,000
 Current portion of long-term debt                                                                 4,085,183               5,061,563
                                                                                                 -----------             -----------
Total current liabilities                                                                         42,742,085              26,185,469

Long-term debt                                                                                     4,496,326               5,389,322
Workers' compensation reserve                                                                      6,265,083               2,015,000
Other liabilities                                                                                    958,589                    --
                                                                                                 -----------             -----------
Total liabilities                                                                                 54,462,083              33,589,791

Preferred stock:
 1,000 shares authorized, par value at $1,000 per share
 1,000 shares issued and outstanding at December 31, 2002                                          1,000,000                    --
Common stock:
 100,000 shares authorized, par value at $1.00 per share
 1,050 and 1,000 shares issued and outstanding at
 December 31, 2002 and 2001, respectively                                                              1,050                   1,000
Additional paid-in capital                                                                         1,798,950                 799,000
Retained earnings                                                                                    760,269                 653,012
                                                                                                 -----------             -----------
Total stockholders' equity                                                                         3,560,269               1,453,012
                                                                                                 -----------             -----------
Total liabilities and stockholders' equity                                                       $58,022,352             $35,042,803
                                                                                                 ===========             ===========


See accompanying notes.

                                 Presidion Solutions, Inc.

                           Consolidated Statements of Operations


                                                                                                          DECEMBER 31,
                                                                                                 2002                     2001
                                                                                             -------------            -------------
Revenues (Gross billings of $780,107,767 and $381,661,949 less direct wage costs of $656,395,422 and $315,942,515
 for 2002 and 2001, respectively)                                                            $ 123,712,345            $  65,719,434

Direct expenses:
 Payroll taxes, benefits and workers' compensation                                              94,962,354               50,623,348
                                                                                             -------------            -------------
Gross profit                                                                                    28,749,991               15,096,086

Operating expenses:
 Selling, general and administrative                                                            25,398,414               12,320,083
 Depreciation and amortization                                                                   1,413,568                  886,860
                                                                                             -------------            -------------
Operating income                                                                                 1,938,009                1,889,143

Other income (expense):
 Interest income                                                                                   124,499                  115,075
 Interest expense                                                                               (1,353,593)                (911,206)
Other                                                                                              (51,658)                    --
                                                                                             -------------            -------------
Income before provision for income taxes                                                           657,257                1,093,012

Provision for income taxes                                                                         550,000                  440,000
                                                                                             -------------            -------------
Net income                                                                                   $     107,257            $     653,012
                                                                                             =============            =============


See accompanying notes.

                            Presidion Solutions, Inc.

                 Consolidated Statements of Stockholders' Equity




                                                                                         ADDITIONAL                  TOTAL
                                      PREFERRED    PREFERRED     COMMON       COMMON      PAID-IN      RETAINED   STOCKHOLDERS'
                                       SHARES        STOCK       SHARES       STOCK       CAPITAL      EARNINGS      EQUITY
                                     ----------   ----------   ----------   ----------   ----------   ---------- --------------
Balance at January 1, 2001                 --     $     --          1,000   $    1,000   $     --     $     --     $    1,000

Capital Contributions                      --           --           --           --        799,000         --        799,000
Net income                                 --           --           --           --           --        653,012      653,012
                                     ----------   ----------   ----------   ----------   ----------   ----------   ----------
Balance at December 31, 2001               --           --          1,000        1,000      799,000      653,012    1,453,012

Issuance of 50 shares of
  common stock                             --           --             50           50      999,950         --      1,000,000
Issuance of 1,000 shares of
  preferred stock                         1,000    1,000,000         --           --           --           --      1,000,000
Net income                                 --           --           --           --           --        107,257      107,257
                                     ----------   ----------   ----------   ----------   ----------   ----------   ----------
Balance at December 31, 2002              1,000   $1,000,000        1,050   $    1,050   $1,798,950   $  760,269   $3,560,269
                                     ==========   ==========   ==========   ==========   ==========   ==========   ==========



See accompanying notes.

                            Presidion Solutions, Inc.

                      Consolidated Statements of Cash Flows


                                                                                                         DECEMBER 31,
                                                                                               2002                        2001
                                                                                           -------------              -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                                 $     107,257              $     653,012
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization                                                                1,413,568                    886,860
  Deferred income taxes                                                                          119,963                    314,216
  Accrual of interest on notes receivable                                                        (89,562)                      --
  Loss on disposal of assets                                                                      53,732                       --
  Other non-cash expenses                                                                        152,130                       --
  Changes in operating assets and liabilities
    excluding effects of acquisitions:
      Accounts receivable                                                                      1,945,163                   (423,765)
      Deposits                                                                                (7,865,041)                  (915,636)
      Prepaid expenses and other                                                                 438,706                   (604,308)
      Accounts payable                                                                        (1,094,819)                (1,306,177)
      Accrued compensation and benefits                                                        2,169,586                 (2,477,828)
      Accrued other liabilities                                                                  632,099                    175,359
      Accrued workers' compensation premiums                                                    (258,603)                 1,838,090
      Workers' compensation reserve                                                            5,684,086                    325,000
                                                                                           -------------              -------------
Net cash provided by (used in) operating activities                                            3,408,265                 (1,535,177)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment                                                              (952,672)                  (179,947)
Advances and loans to related parties                                                         (1,381,628)                  (851,619)
Restricted cash                                                                                     --                     (120,000)
Principal payments received on notes receivable                                                   60,470                     51,658
Purchase of Sunshine Companies                                                                      --                   (1,400,000)
Purchase of Amfinity, less cash acquired of $6,589                                              (393,411)                      --
Proceeds from sales of property and equipment                                                     10,075                       --
Payments on acquired contracts                                                                  (357,446)                      --
                                                                                           -------------              -------------
Net  cash used in investing activities                                                        (3,014,612)                (2,499,908)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term debt                                                          (5,045,192)                (1,356,021)
Borrowings of long-term debt                                                                      49,720                       --
Payments on other long-term liabilities                                                         (655,697)                      --
Payments on bank line of credit                                                             (106,172,115)                   (92,000)
Borrowings on bank line of credit                                                            108,331,360                  3,030,000
Issuance of preferred stock                                                                    1,000,000                       --
Deferred financing fees paid                                                                    (570,000)                      --
Cash overdrafts                                                                                2,991,574                  1,845,963
Capital contributions                                                                               --                      799,000
                                                                                           -------------              -------------
Net cash provided by (used in) financing activities                                              (70,350)                 4,226,942
                                                                                           -------------              -------------

Net increase in cash                                                                             323,303                    191,857
Cash at beginning of year                                                                        192,317                        460
                                                                                           -------------              -------------
Cash at end of year                                                                        $     515,620              $     192,317
                                                                                           =============              =============

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest                                                                     $   1,110,240              $     735,847
Cash paid for taxes                                                                        $        --                $        --


See accompanying notes.

                            Presidion Solutions, Inc.

                   Notes to Consolidated Financial Statements

                                December 31, 2002


1.  NATURE OF BUSINESS

Except as the context otherwise indicates, the term the "Company" refers to Presidion Solutions, Inc. and its subsidiaries.

The Company was incorporated in the State of Florida in 2000 and is headquartered in Troy, Michigan. The Company operates as a professional employer organization (PEO), and therefore, operates under one reportable segment in conformity with Statement of Financial Accounting Standards 131, "Disclosures about Segments of an Enterprise and Related Information." The Company commenced business operations in 2001.

The Company provides outsourced business services through a co-employment relationship on a service agreement basis. The Company provides services to approximately 2,700 clients through approximately 32,500 worksite employees.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include bank deposits and short-term investments with original maturities of three months or less at the date of purchase.

RESTRICTED CASH

At December 31, 2002 and 2001, $120,000 of cash was restricted as a lease deposit on the Company's corporate office.

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries (Presidion Solutions, Inc., Presidion Solutions I, Inc., Presidion Solutions II, Inc., Presidion Solutions III, Inc., Presidion Solutions IV, Inc., Presidion Solutions V, Inc., Presidion Solutions VI, Inc., ABS IV, Inc., Creative Insurance Concepts, Inc. and Paradyme National Insurance Brokers, Inc.). All significant intercompany accounts and transactions have been eliminated in consolidation.

                            Presidion Solutions, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FINANCIAL INSTRUMENTS

Financial instruments that potentially subject the Company to concentrations of credit risk represent primarily accounts receivable. At December 31, 2002 and 2001, no single client represented over 10% of the Company's accounts receivable balance.

The carrying amounts of the Company's accounts receivable trade and affiliates and accounts payable balances, including drafts, approximate fair value because of the short maturity of these instruments. The carrying amounts of the Company's bank borrowings under its bank line of credit facility approximate fair value because the applicable interest rates are based on floating rates, identified by reference to market rates.

The Company does not believe it is practicable to effectively measure the fair value of Seller Financed Notes Payable and Notes Receivable due to the cross collateralization of certain notes, the lack of a ready market for such financial instruments and the current standstill agreements in place (see Note
8).

ACCOUNTS AND NOTES RECEIVABLE

The Company provides an allowance for uncollectible accounts receivable based on prior experience and management's assessment of the collectibility of existing specific accounts receivable. The Company provides an allowance for uncollectible and impaired notes receivable based on management's expectations as to whether all principal and interest on the loan will be collected according to the contractual terms of the note receivable and the value of the collateral underlying the notes receivable. Such allowances are recorded as a reduction of the face value of the related notes receivable.

LONG-LIVED ASSETS

Property and equipment is stated at cost. Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the statement of operations.

                            Presidion Solutions, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Depreciation expense is computed using the straight-line method over the following estimated useful lives:

                  Furniture and fixtures                      5 to 8 years
                  Leasehold improvements                      7 to 10 years
                  Computer equipment and software             2 to 5 years

Amortization expense pertaining to assets subject to capital lease arrangements is computed using the straight-line method over the term of the applicable lease.

The Company periodically evaluates its long-lived assets for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that an impairment loss be recognized for assets to be disposed of or held-for-use when the carrying amount of an asset is deemed to not be recoverable. If events or circumstances were to indicate that any of the Company's long-lived assets might be impaired, the Company would analyze the estimated undiscounted future cash flows to be generated from the applicable asset. In addition, the Company would record an impairment loss to the extent that the carrying value of the asset exceeded the fair value of the asset. Fair value is generally determined using an estimate of discounted future net cash flows from operating activities or upon disposal of the asset.

GOODWILL

Goodwill represents the excess cost of businesses acquired over the fair value of identifiable net assets at the date of acquisition. Goodwill was amortized using the straight-line method over 10 years prior to January 1, 2002, and reviewed for impairment whenever the facts and circumstances indicated that the carrying amount may not be recoverable.

On January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. Effective January 1, 2002, the Company is no longer required to amortize indefinite life goodwill and other indefinite lived intangible assets as charges to earnings. In addition, the Company is required to conduct an annual review of goodwill and other intangible assets for potential impairment. The Company's initial impairment analysis compared the fair value of the Company's reporting unit, based on discounted cash flow analyses, to the related net book values. Based upon this analysis, the Company determined that no impairment existed.

                            Presidion Solutions, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The impact of adopting SFAS No. 142 on net income for the years ended December 31, 2002 and 2001, had the standard been adopted on January 1, 2001, is summarized as follows:

                                                                     2002                       2001
                                                                  ----------                 ----------
Net income, as reported                                           $  107,257                 $  653,012
Adjustments:
       Amortization of goodwill, net of tax                             --                      655,351
                                                                  ----------                 ----------
Adjusted net income                                               $  107,257                 $1,308,363
                                                                  ==========                 ==========


A summary of changes in goodwill for the years ended December 31, is as follows:

                                                                             2002                   2001
                                                                          -----------           -----------
Balance at beginning of year                                              $ 9,174,934           $      --
Additional purchase price allocated to acquisition of Sunshine
Companies (Note 4)                                                            825,141                  --
Goodwill arising from business acquisitions (Note 4)                        4,706,116             9,830,285
Amortization expense                                                             --                (655,351)
                                                                          -----------           -----------
Balance at end of year                                                    $14,706,191           $ 9,174,934
                                                                          ===========           ===========


CLIENT CONTRACTS ACQUIRED

Client contracts represent the fair value of contracts acquired. Client contracts are amortized on a straight-line basis over five years from the date of acquisition.

A summary of client contracts is as follows:


Balance at December 31, 2001                                        $      --
Fair value of contracts purchased (Note 4)                              879,242
Assumption of contracts from a related party (Note 5)                   720,239
Amortization of client contracts for 2002                              (466,535)
                                                                    -----------
Balance at December 31, 2002                                        $ 1,132,946
                                                                    ===========

                            Presidion Solutions, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company anticipates recording amortization expense of approximately $712,500 in 2003, $712,500 in 2004, $712,500 in 2005, $712,500 in 2006 and $246,000 in
2007 related to these contracts, at which time such contracts will be fully amortized. Such amounts include estimates of total payments of approximately $2,700,000 to be made related to assumed contracts (Note 5). Amortization expense related to these estimated payments, which are included in the amortization expense disclosed above, amount to approximately $108,000 in 2003, $537,000 in 2004, $537,000 in 2005, $537,000 in 2006 and $246,000 in 2007.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE AND ASSOCIATED COST RECOGNITION

The Company's revenues represent service fees charged to its clients under its subscriber service agreements, less applicable worksite employee wages. Revenue and applicable worksite employee wages are recognized ratably over the periods in which these employees perform services at client worksites. Gross billings that have been recognized and that have not been billed are included in accounts receivable on the accompanying consolidated balance sheets and amounted to $15,347,247 and $11,220,000, respectively, at December 31, 2002 and 2001. In addition, $14,727,668 and $10,828,000 of accrued payroll for the above mentioned employees were recognized as an accrued liability at December 31, 2002 and 2001, respectively.

INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                            Presidion Solutions, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENTLY ISSUED ACCOUNTING STANDARDS

In August 2001, the Financial Accounting Standards Board issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires that the fair value of asset retirement obligations be recorded as liabilities in the periods in which the Company incurs the obligations. The effective date for adoption by the Company of SFAS No. 143 is January 1, 2003. The adoption of this standard did not have a material impact on the Company's consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 supersedes the accounting standards pertaining to exit or disposal costs contained in EITF Issue 93-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity Including Certain Costs Incurred in a Restructuring). SFAS No. 146 states that a liability for a cost pertaining to an exit or disposal activity shall be recognized and measured at fair value only when the liability is incurred. The effective date for adoption by the Company of SFAS No. 146 is January 1, 2003. This standard did not have a material impact on the Company's consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation Number (FIN) 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires a guarantor to recognize a liability for the fair value of the obligations it assumes under guarantees issued subsequent to December 31, 2002. Guarantees issued prior to January 1, 2003 are not subject to liability recognition, however, these guarantees are subject to expanded disclosure requirements.

                            Presidion Solutions, Inc.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. This interpretation applies immediately to variable interest entities created or acquired subsequent to January 31, 2003, and it applies to variable interest entities acquired before February 2003 starting in 2004. This interpretation is not expected to have a material impact on the Company's consolidated financial statements.

PREFERRED STOCK

The Company's outstanding preferred stock has no voting rights, no conversion or redemption rights, and no call or put features, no liquidation preferences, no participation rights and does not have a stated dividend rate. The Company's by laws prohibit the payment of dividends in relation to this stock.

3. LIQUIDITY

The Company has been in default of its existing debt agreements at certain times (Note 8), its current line-of-credit agreement will expire on June 30, 2003 (Note 7), its current debt service obligations are in excess of anticipated cash flows from operations and the Company has a negative current ratio. Management has taken significant actions through June 2003 to enable the Company to meet its current debt service obligations and provide adequate working capital to support its operations. These actions include, the successful restructuring of certain debt agreements to extend maturities and reduce debt service requirements to be more closely aligned with its expected cash flows from operations (Note 8), the issuance of Secured Convertible Debentures with net proceeds to the Company of approximately $1,650,000 (see Note 16) and ongoing negotiations with the provider of its line-of-credit agreement to renew the facility through May 31, 2004 on comparable terms (Note 7). Should these negotiations to renew its line-of-credit agreement be unsuccessful, the Company has received a binding commitment from an unrelated third party to provide financing of up to $8,000,000 to replace the expired line-of-credit facility, provide working capital and repay certain obligations of the Company.

                            Presidion Solutions, Inc.

4. BUSINESS ACQUISITIONS

On January 1, 2002, the Company acquired all of the outstanding common stock of Amfinity Business Solutions, Inc. ("Amfinity") to expand its market position in the Southeastern United States. The purchase price, which has been amended, consisted of $400,000 cash paid at closing, 50 shares of the Company's common stock valued at $1,000,000 issued on May 15, 2002, a promissory note in the amount of $2,592,348 (Note 8) and additional consideration converted to a note subsequent to year-end of $610,725. The Company could be obligated to pay additional consideration, calculated as a percentage of retained contracts, should certain operating results be obtained. If such amounts are paid, they will be recorded as an additional cost of the acquisition of Amfinity as they become payable with a corresponding increase in goodwill. The operating results of Amfinity have been included in the Company's consolidated financial statements since January 1, 2002.

The Company's allocation of the purchase price of Amfinity to the tangible and intangible assets is summarized as follows:


           Current assets
             Property and equipment                                  $ 1,184,053
             Client contracts                                            879,242
             Goodwill                                                  4,706,116
             Deferred income taxes                                     1,145,834
             Other assets                                              5,977,905
                                                                     -----------
                Total assets                                         $13,893,150
                                                                     ===========

                            Presidion Solutions, Inc.

4. BUSINESS ACQUISITIONS (CONTINUED)

                Current liabilities
                  Long-term debt                                    $    64,158
                  Workers' compensation reserve                       3,045,900
                  Other current liabilities                           6,180,019
                                                                    -----------
                       Total liabilities                              9,290,077
                                                                    -----------
                Total purchase price                                  4,603,073
                Less: cash acquired                                      (6,589)
                                                                    -----------
                Purchase price, net of cash acquired                $ 4,596,484
                                                                    ===========


On May 3, 2001, the Company acquired all of the outstanding shares of the common stock of the Sunshine Companies for $1,400,000 in cash and notes payable totaling $12,440,000. The operating results of the Sunshine Companies have been included in the Company's consolidated financial statements since May 3, 2001. The excess of the purchase price over the fair value of net assets acquired was $9,830,285. In the first quarter of 2002, the Company finalized the purchase price allocation related to the acquisition of the Sunshine Companies. This resulted in the recognition of additional goodwill of $825,141, deferred income tax assets of $468,832 and accrued liabilities of $1,293,973.

The pro forma unaudited consolidated statement of operations for the year ended December 31, 2001, as if the acquisitions of Amfinity and the Sunshine Companies had occurred on January 1, 2001 appears below:

                  Revenues                                          $114,794,876
                  Direct expenses                                     92,042,771
                                                                    ------------
                  Gross profit                                        22,752,105
                  Operating expenses and taxes                        24,919,786
                                                                    ------------
                  Net loss                                          $ (2,167,681)
                                                                    ============

                            Presidion Solutions, Inc.

5. ASSUMPTION OF CONTRACTS

On June 14, 2002, the Company acquired certain client contracts of BST, Inc., a wholly owned subsidiary of a company owned by a shareholder of the Company. The Company shall pay BST, Inc. 1% of monthly gross payroll collected on the contracts acquired for a period of three years commencing October 1, 2002. The aggregate amount of these payments is presently estimated to be $2,700,000. As of December 31, 2002, the Company has accrued $362,793, which is included as an offset within receivables from related parties in the accompanying consolidated balance sheet, related to amounts due to BST and has paid $357,446. Such amounts have been recorded as client contracts and are being amortized over five years from the date of acquisition (Note 2).

6. PROPERTY AND EQUIPMENT

A summary of property and equipment as of December 31 is as follows:

                                                        2002             2001
                                                     ----------       ----------
        Furniture and fixtures                       $1,270,546       $1,161,326
        Leasehold improvements                           36,917           15,915
        Computer equipment and software               2,535,229          152,126
                                                     ----------       ----------
                                                      3,842,692        1,329,367
        Less accumulated depreciation                 1,618,949          231,509
                                                     ----------       ----------
        Net property and equipment                   $2,223,743       $1,097,858
                                                     ==========       ==========

7. BANK LINE OF CREDIT

The Company has a line of credit with a bank collateralized by all of its assets. The line of credit is renewable annually beginning on June 1, 2003. The line allows the Company to draw an amount not to exceed $6,000,000 in aggregate principal at any one time since March 31, 2002 when the limit was increased from $5,000,000. The outstanding balance on this line was $5,235,939 and $3,030,000 at December 31, 2002 and 2001, respectively. Interest is at the prime rate (4.25% at December 31, 2002) payable monthly and the outstanding principal is due on demand. The Company pays a commitment fee on the unused portion of the line of credit which varies based on certain requirements in the line of credit agreement. At December 31, 2002, the Company paid a commitment fee of .25% based on the requirements in the line of credit agreement. The line of credit has priority over all other debt facilities. The line of credit requires that the Company maintain compliance with certain restrictive financial covenants, limits the

                            Presidion Solutions, Inc.

7. BANK LINE OF CREDIT (CONTINUED)

Company's ability to make capital expenditures and declare or pay dividends. At December 31, 2002, the line of credit balance was $789,464 in excess of that which was available for borrowing based on the borrowing formula in the line of credit agreement. At December 31, 2002, the Company was not in compliance with certain of these covenants. On June 6, 2003, the bank waived these events of non-compliance and extended the maturity of the line of credit agreement to June 30, 2003. The Company is in negotiations with the lender to renew the line of credit agreement through May 31, 2004 on comparable terms to those described above (Note 3).

8. LONG-TERM DEBT

Long-term debt is as follows at December 31:

                                                                                                         2002               2001
                                                                                                      -----------        -----------
Note payable dated October 1, 1999 to the Florida Department of
  Insurance, $290,000 payable annually plus interest at 4.5%
  uncollateralized, due January 2004                                                                  $   580,000        $   870,000
Seller Financed Note A: a non-interest bearing note payable, $200,000 payable on
  April 10, 2002 and then in equal monthly installments of $100,000 beginning
  May 10, 2002 for a term of 30 months, due November 2004. Face value of
  $2,200,000 at December 31, 2002 is shown net of imputed interest at 10% per
  annum ($200,097 at December 31, 2002)                                                                 1,999,903          2,762,972
Seller Financed Note B: a non-interest bearing note payable due in various installments through January 2004, face value of $3,066,667 at
  December 31, 2002 is shown net of imputed interest at 10% per
  annum ($203,343 at December 31, 2002)                                                                 2,863,324          6,788,077
Seller Financed Note C: a note payable bearing interest at 10%, with monthly interest only installments of $30,619 secured by personal guarantees
  from the Company's shareholders, due December 2005                                                    3,061,938               --
Other                                                                                                      76,344             29,836
                                                                                                      -----------        -----------
                                                                                                        8,581,509         10,450,885
Less current portion                                                                                    4,085,183          5,061,563
                                                                                                      -----------        -----------
Total                                                                                                 $ 4,496,326        $ 5,389,322
                                                                                                      ===========        ===========

                            Presidion Solutions, Inc.

8. LONG-TERM DEBT  (CONTINUED)

The Company has entered into an agreement with the holder of Seller Financed Note A whereby, in exchange for modifying the payment terms of the original note and in consideration for the holder transferring the holder's interest in a building to the Company upon payment of the note, the Company agreed to cancel the holder's note receivable (Note 9) and transfer an automobile to the holder of Seller Financed Note A.

Effective May 16, 2002, the Company entered into a "Standstill Agreement" with the holder of Seller Financed Note B to restructure the required payments under the note. The Standstill Agreement has been extended through January 2, 2004 and requires the Company to make payments of $50,000 at regular intervals, generally every week to ten days, in exchange for the holder's agreement to withhold enforcement of remedies available to the holder under the note. In addition, the Standstill Agreement allows the Company the legal right to offset up to one half of the final payment against the Company's note receivable from the holder (see
Note 9). Effective March 1, 2003, the Company agreed to increase the principal amount of this note by $270,833 as additional consideration for the holders agreement to release the holder's pledge of the Company's common stock.

On January 15, 2003 and April 28, 2003, the Company entered into agreements with the holder of Seller Financed Note C to add accrued interest in the amount of $84,501 and certain other amounts due to the holder in the ordinary course of business totaling $385,089 to the note, to extend the maturity of the note, release the pledge of the Company's common stock and provide replacement collateral to the holders. As a result, a principal payment of $1,000,000 is due by June 30, 2003 and the remainder of the principal will be deposited into a collateral account beginning January 15, 2004 through December 15, 2005. Such payments will be secured by a letter of credit in an amount equal to the balance due on the note. In consideration for such extensions, the Company issued 25 shares of the Company's common stock to the holder in January 2003 valued at $1,037,000. The value of this common stock will be recorded as a deferred financing fee to be amortized over the term of the extension. In addition, if the Company does not prepay the note by December 31, 2003, the Company will be obligated to issue 3,000,000 shares of Presidion Corporation common stock to the holder of the note (see Note 16).

                            Presidion Solutions, Inc.

8.  LONG-TERM DEBT (CONTINUED)

Maturities on long-term debt, as adjusted to reflect the subsequent modifications discussed above, are as follows at December 31, 2002:

              2003                                                    $      4,085,183
              2004                                                           3,457,694
              2005                                                           1,038,632
                                                                      ----------------
              Total                                                   $      8,581,509
                                                                      ================

9. NOTES RECEIVABLE

The following is a summary of notes receivable at December 31:

                                                                                                       2002                  2001
                                                                                                    ----------            ----------
Notes receivable, due at various dates through February, 2007,
  interest ranging from 6% to 7% per annum                                                          $1,121,685            $1,171,067
Note receivable from holder of Seller Financed Note B, due
   December 2006, interest at 6% per annum (see Note 8)                                                375,856               334,601
Note receivable from holder of Seller Financed Note A, due
  December 2005, interest at 6% per annum (see Note 8)                                                 338,434               301,216
Note receivable, non-interest bearing, secured by interest in
  real property                                                                                        162,641               162,641
Notes receivable, non-interest bearing, guaranteed by the
  holder of Seller Financed Note A                                                                      61,832                61,832
                                                                                                    ----------            ----------
Total notes receivable                                                                               2,060,449             2,031,357
Less current portion                                                                                   944,443               854,881
                                                                                                    ----------            ----------
Total                                                                                               $1,116,006            $1,176,476
                                                                                                    ==========            ==========

                            Presidion Solutions, Inc.

10. RELATED PARTY TRANSACTIONS

The following is a summary of Accounts Receivable, Affiliates at December 31:

                                                                                                      2002                   2001
                                                                                                   ----------             ----------
Receivables from Affiliates                                                                        $  943,535             $  418,050
Note receivable from officer and shareholder, interest at 2%
  per annum, due October 2003                                                                          35,000                   --
Receivable from Presidion Inc.                                                                        608,350                150,000
                                                                                                   ----------             ----------
Total                                                                                               1,586,885                568,050
Less current portion                                                                                1,586,885                418,050
                                                                                                   ----------             ----------
Long-term portion                                                                                  $     --               $  150,000
                                                                                                   ==========             ==========

Receivables from Affiliates represent amounts due from various companies owned by a shareholder of the Company. Such amounts are subject to an offset agreement whereby amounts which the Company owes to one of these affiliated companies, BST (see Note 5), for payments on acquired contracts will be offset against these receivables until such time as the Receivables from Affiliates are recovered. The Company anticipates that the Receivables from Affiliates will be repaid in this manner during 2003.

Presidion Inc. is a company that shares similar ownership with the Company. During 2002 and 2001, the Company advanced to Presidion Inc. $458,350 and $150,000 without interest for the purchase of an office building in Miami, Florida. On April 23, 2003, Presidion, Inc. entered into an agreement to sell the office building to an unrelated party. In May 2003, the Company collected the entire amount of the receivable from Presidion, Inc.

In connection with business-related travel during 2002, the Company paid $104,008 for a rental home to a relative of a significant shareholder and $41,250 for air travel to an entity whose ownership includes two significant shareholders of the Company. At December 31, 2002, the Company had amounts due of $7,636 to these parties, which is included in accounts payable in the accompanying consolidated balance sheet.

                            Presidion Solutions, Inc.

11. LEASES

Future minimum payments under lease commitments under all noncancellable operating leases at December 31, 2002 follows:

           2003                                                 $      1,077,960
           2004                                                          949,250
           2005                                                          792,721
           2006                                                          366,682
           After 2006                                                     61,915
                                                                ----------------
                                                                $      3,248,528
                                                                ================

Rent expense was $1,288,475 and $401,772 for the years ended December 31, 2002 and 2001, respectively.

12. LETTERS OF CREDIT

On October 22, 2002 the Company entered into a letter of credit arrangement whereby a non-related third party guaranteed, on behalf of the Company, two twelve-month irrevocable bank letters of credit aggregating $5,700,000 for the benefit of two workers' compensation insurance carriers. The letters of credit are secured by personal guarantees of the Company's shareholders and a pledge of the Company's common stock. In consideration of the guarantee, the Company was required to pay to the third party a 10% upfront fee and make 52 weekly payments of $9,865 beginning at inception. The Company is also required to make 52 weekly payments of $109,615 into a non-interest bearing collateral account with the third party. At the conclusion of the 52 weeks, the letters of credit expire and the entire collateral balance reverts to the Company. The Company is amortizing the upfront fee over the 52-week life of the letters of credit and expensing the weekly payments as due as interest expense.

In April 2003, the Company returned $4.7 million of the letters of credit to the issuer, undrawn upon. Accordingly, at that date the pledge of the Company's common stock was released and the Company is no longer required to make deposits into the cash collateral account.

At December 31, 2002 and 2001 the Company had $5,700,000 and $500,000,
respectively, in irrevocable standby letters of credit. At December 31, 2002 and 2001 no draws were outstanding against these letters of credit.

                            Presidion Solutions, Inc.

13. INCOME TAXES

The components of the Provision (benefit) for income taxes for the year ended December 31, 2002 and 2001 are as follows:

                                                     2002                 2001
                                                   --------             --------

         Current:
            Federal                                $340,037             $197,785
            State                                    90,000               77,000
                                                   --------             --------
                                                    430,037              274,785
         Deferred:
            Federal                                 101,044              118,293
            State                                    18,919               46,922
                                                   --------             --------
                                                    119,963              165,215
                                                   --------             --------
         Total                                     $550,000             $440,000
                                                   ========             ========

Major differences between income tax expense computed using the United States statutory tax rate and actual income tax expense were as follows:

                                                                        2002                  2001
                                                                      ---------             ---------
Tax provision at U.S. statutory rate of 34%                           $ 223,467             $ 371,624
Goodwill                                                                   --                 230,208
Business entertainment and tax penalties, not deductible
for tax purposes                                                        101,916                 4,341
State income taxes                                                       83,363                69,550
Federal tax credits                                                        --                (235,723)
Other                                                                   141,254                  --
                                                                      ---------             ---------
     Provision for income taxes                                       $ 550,000             $ 440,000
                                                                      =========             =========

                            Presidion Solutions, Inc.

13. INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax assets and deferred tax liabilities at December 31 are as follows:

                                                                       2002                         2001
                                                                    -----------                  -----------
            Deferred income tax assets:
              Bad debt reserve                                      $    48,817                  $   163,965
              Reserve for workers compensation                        2,317,733                      569,055
              Reserve for ABO settlement                                301,040                      308,640
              Accruals                                                  219,917                         --
              Contracts acquired                                         98,835                         --
              Tax credits                                                75,819                      225,636
              Other                                                      24,530                       17,361
                                                                    -----------                  -----------
            Total deferred income tax assets                          3,086,691                      976,017
                                                                    -----------                  -----------

            Deferred income tax liabilities:
              Depreciation                                              (90,691)                     (84,000)
                                                                    -----------                  -----------
            Total deferred income tax liabilities                       (90,691)                     (84,000)

            Net deferred income tax asset                           $ 2,996,000                  $ 1,200,257
                                                                    ===========                  ===========

As of December 31, 2002, the Company had tax credits related to general business tax credits and net operating loss carryforwards of approximately $76,000 and $144,428, respectively. These tax credits and net operating loss carryforwards begin to expire in 2021 and 2024, respectively. Additionally, utilization of tax credit carryforwards totaling $76,000 may be limited under Internal Revenue Code
Section 382.

SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company anticipates that its deferred tax assets will be realized as the Company has generated taxable income since its inception.

                            Presidion Solutions, Inc.

14. COMMITMENTS AND CONTINGENCIES

The Company and its subsidiaries are, from time to time, subject to claims and suits arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate resolution of pending legal proceedings will not have a material effect on the Company's consolidated financial statements. The Company has provided its best estimate to accrue for such contingencies under FASB 5, Accounting for Contingencies (FASB 5). The estimates made by the Company are subject to significant uncertainties. Actual results could differ from these estimates. The following discussion provides a summary of the significant contingencies at December 31, 2002:

WORKERS' COMPENSATION

The Company is a participant in several large-deductible workers' compensation programs. The Company provides accruals for its portion of potential workers' compensation claims based upon the historical claim experience of the Company's operating units utilizing actuarial assumptions, including an estimated discount rate of 4% to determine the present value of future payments to be made in conjunction with these programs. The accretion of the amortization of the effect of discounting is included in workers' compensation expense in the accompanying statements of operations. If actual workers' compensation costs differ from the amounts estimated, applicable subsequent adjustments will be made to the estimated amounts.

A reconciliation of the changes in the Company's accrued workers' compensation account follows:

                   Balance at December 31, 2001, net of
                   discount of $375,000                                        $    3,075,000
                   Adjustments to previous year estimates                            (121,548)
                   Assumption of workers' compensation
                   liability from purchase of Amfinity
                   Business Solutions, Inc.                                         3,045,900
                   Additions to expense                                             9,055,643
                   Less: workers' compensation payments                            (3,250,009)
                                                                               --------------
                   Balance at December 31, 2002, net of
                   discount of $827,429                                        $   11,804,986
                                                                               ==============

                            Presidion Solutions, Inc.

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company maintains cash deposits in relation to these programs, which amounted to $10,412,000 and $2,456,000, respectively, at December 31, 2002 and 2001 and are included in deposits in the accompanying consolidated balance sheets.

In 1997, the self-insured workers' compensation fund, Associated Business Owners, Inc. ("ABO") that a wholly owned subsidiary of the Company was a party to was ordered to liquidate due to insolvency. The Florida Department of Insurance (FDOI) was appointed receiver for ABO. On May 8, 2001, the subsidiary was notified under Florida law that all former members of ABO were responsible, on a pro-rata basis, for the outstanding workers' compensation claims. The subsidiary's share is generally based on workers' compensation insurance premiums charged to them for each year while insured by ABO as compared to the total premiums charged to all ABO members that year. The subsidiary was assessed approximately $1,583,000. Currently, no litigation has commenced between FDOI and the subsidiary. Based on guidance from their counsel, industry experience and management's best estimate of the ultimate liability, $800,000 has been accrued as of the date of the acquisition of the subsidiary and remains accrued in workers' compensation reserve, non-current portion, at December 31, 2002.

HEALTH INSURANCE

The company provides health insurance to its worksite and internal employees through several plans. The cost of some plans is fixed and determinable while through others, the Company retains some risk. For plans with retained risk, the Company pays a fixed premium based on the number of employees enrolled and coverages elected at the beginning of each month with a maximum additional cost above the fixed premiums based on actual claims costs during the policy period up to a pre-determined amount. The Company has provided for the ultimate cost of its health insurance programs based on claims data provided by its insurance carrier.

                            Presidion Solutions, Inc.

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)

On March 15, 2001, a health insurance plan was provided to an acquired subsidiaries worksite employees through independent insurance agents who placed the coverage with a third party insurance company. In December of 2001, the insurance company notified the acquired subsidiary that it was immediately terminating the plan retroactive to October 1, 2001 for all Florida participants because of an alleged deficiency in the premiums paid to date. The claim is disputed by management. Based on the $4,861,874 of premiums that had been paid to the point of notification of management, the Company and its legal counsel believe that coverage existed through November 30, 2001. The Company has accrued the estimated obligation for December 2001 of $440,000 and paid $473,402 during 2002. No remaining obligation exists at the end of 2002.

The acquired subsidiary immediately sued the insurance company seeking a Court Order for the payment of all claims through December 31, 2001. A Florida Circuit Court has entered an order that the insurance company's attempt to cancel for non-payment was invalid, and that the insurance company is liable for all claims covered by the policy. The insurance company is also being pursued by the Florida Department of Insurance who is overseeing the progress on the payment of claims. In addition, there is a suit by certain former clients against the acquired subsidiary asserting that they are liable for properly filed health insurance claims that were not paid through December 31, 2001. No amounts have been accrued for the claimant's litigation as of year-end as management and their counsel believe that there is no liability at December 31, 2002 or 2001.

15. RETIREMENT PLANS

The Company maintains several defined contribution plans covering certain of its worksite and internal employees for a number of client companies. The Company may contribute on behalf of each participating client, varying amounts based on client company elections. The Company did not make any contributions during 2002 or 2001.

                            Presidion Solutions, Inc.

16. SUBSEQUENT EVENTS

On February 11, 2003, MediaBus Networks, Inc. ("MediaBus") acquired 100% of the outstanding common stock of the Company for 84,749,980 shares of common stock of MediaBus, representing an 87.5% ownership in MediaBus. Upon consummation of this transaction, the Company became a wholly owned subsidiary of MediaBus. At the time of this transaction, MediaBus was a publicly traded development stage company with no business operations. For accounting purposes, the exchange of shares has been treated as a recapitalization of the Company with the Company as the accounting acquirer.

On February 12, 2003, MediaBus issued for cash 6.5% Secured Convertible Debentures in the aggregate principal amount of $2,000,000 due February 12, 2004 pursuant to which up to $2,000,000 of the common stock of MediaBus may be issued upon conversion of the debentures. The debentures are convertible at a per share conversion price which is less than the fair value of a share of MediaBus' common stock on the date of issuance. Accordingly, the Company has allocated approximately $824,000 to this beneficial conversion feature. This amount was recorded as additional paid in capital and interest expense on the date of issuance, as the debentures are immediately convertible. Warrants to purchase 850,000 aggregate shares of the common stock of MediaBus were issued to the holders of these debentures. The Company has allocated approximately $98,000 to additional paid in capital, representing the fair value of the warrants issued. This amount will be recorded as additional interest expense upon issuance, as the warrants are immediately exercisable. The debentures shall become due and immediately payable upon MediaBus raising more than $4,000,000 through the sale of its equity securities. The cash proceeds of approximately $1,650,000 were used to reduce the outstanding balance on the Company's bank line of credit (Note 7).

On February 28, 2003, MediaBus changed its name to Presidion Corporation. Presidion Corporation, the successor to the Company, is in default of the Secured Convertible Debenture agreement for failure to timely file certain documents with the United States Securities and Exchange Commission. Presidion Corporation has received a waiver of this default through June 30, 2003.

                            Presidion Solutions, Inc.

16. SUBSEQUENT EVENTS

On May 19, 2003, the Company entered into a deductible reimbursement reinsurance agreement with a foreign reinsurer for workers' compensation coverage for worksite employees. The agreement is effective for losses incurred from August 1, 2002 and covers the first dollar of exposure up to the stop-loss limit insured with the primary carrier. The Company has been released by the primary carrier from its payment obligation for the retrospective portion of this agreement. Accordingly at the date of release, May 19, 2003, the Company will assign approximately $4,200,000 in deposits to the reinsurer which will reduce the Company's current portion of worker's compensation reserves by the same amount. As the right of off-set did not exist at December 31, 2002, as defined by FIN 39, these amounts have been reflected as gross deposits and worker's compensation reserves in the accompanying consolidated balance sheet.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   PRESIDION CORPORATION



Date:  June 24, 2003               By: /S/ Craig A. Vanderburg
                                       -----------------------
                                   Name:  Craig A. Vanderburg
                                   Its:   President and Chief Executive Officer